UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2011

SOUTHWEST AIRLINES CO.

(Exact name of registrant as specified in its charter)

Texas	1-7259	74-1563240
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 36611, Dallas, Texas	75235-1611
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 792-4000

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Summary Consolidated Financial Data of Southwest

The following statement of operations data for the years ended December 31, 2009, 2008, 2007, 2006 and 2005 and the balance sheet data as of December 31, 2009, 2008, 2007, 2006 and 2005 have been derived from the audited consolidated financial statements of Southwest Airlines Co. (“Southwest”) for such years.

The statement of operations data for the year ended December 31, 2010 and the balance sheet data as of December 31, 2010 is preliminary. This information is unaudited, but, in the opinion of Southwest’s management, contain all adjustments necessary to present fairly Southwest’s financial position and results of operations for the period indicated.

You should read this selected historical financial data together with the audited financial statements, their accompanying notes and management’s discussion and analysis of financial condition and results of operations of Southwest contained in its Annual Reports on Form 10-K for the years presented, including Southwest’s Annual Report on Form 10-K for the year ended December 31, 2010 once it is filed.

Statement of Operations Data of Southwest

(In millions, except per share amounts)

	Year Ended December 31,
	2010 (Unaudited)	2009	2008	2007	2006	2005
Operating revenue	$12,104	$10,350	$11,023	$9,861	$9,086	$7,584
Operating expenses	11,116	10,088	10,574	9,070	8,152	6,859
Earnings from operations	988	262	449	791	934	725
Income before income taxes	745	164	278	1,058	790	779
Income taxes	286	65	100	413	291	295
Net income (1)	459	99	178	645	499	484
Earnings per share:
Basic	.62	.13	.24	.85	.63	.61
Diluted	.61	.13	.24	.84	.61	.60

(1) Includes the following special income (expense) items:
Impact of fuel contracts, net	(87)	(9)	(128)	197	(88)	59
AirTran integration costs	(4)	—	—	—	—	—
Impact of early retirement offer	—	(35)	—	(12)	—	—
Other, net	—	—	12	(11)	9	—

Balance Sheet Data of Southwest

(In millions)

	As of December 31,
	2010 (Unaudited)	2009	2008	2007	2006	2005
Unrestricted cash, cash equivalents and short-term investments	$3,538	$2,593	$1,803	$2,779	$1,759	$2,531
Total assets	15,463	14,269	14,068	16,772	13,460	14,003
Long-term debt and capital lease obligations, excluding current portion	2,875	3,325	3,498	2,050	1,567	1,394
Stockholders’ equity	6,237	5,454	4,953	6,941	6,449	6,675

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST AIRLINES CO.

Date: February 1, 2011	By:	/s/ Laura H. Wright
	Name:	Laura H. Wright
	Title:	Senior Vice President Finance & Chief Financial Officer (Principal Financial and Accounting Officer)